Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President - Finance

(314) 621-0699

Final: For Immediate Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS SECOND QUARTER FISCAL 2008 RESULTS

Second Quarter Comparable Store Sales Rise 6.4%

Second Quarter Gross Profit Margin Increases 750 Basis Points

Reports a $5.7 million Reduction in Second Quarter Operating Loss

ST. LOUIS, Mo. September 10, 2008– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 241 stores, today announced results for the thirteen weeks and twenty six-weeks ended August 2, 2008.

For the second quarter, the thirteen weeks ended August 2, 2008:

•	Net sales were $43.6 million, an increase of 3.2% from $42.0 million for the thirteen-week period ended August 4, 2007;
•	Comparable store sales for the second quarter of fiscal 2008 increased 6.4%, compared to a decrease of 18.3% in the prior-year period;
•	Gross profit in the second quarter was $12.9 million, or 29.6% of net sales, up from $9.3 million, or 22.1% of net sales in the second quarter last year;
•	Operating loss was $1.4 million, compared to $7.1 million in the second quarter last year; and
•	Net loss was $2.3 million or $0.32 per share, compared to $8.7 million, or $1.35 per share in the second quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “The second quarter was a highly successful period for our Company. We reported solid sales growth, with a 6.4% increase in comparable store sales and we significantly strengthened our margins with gross profit margin up 750 basis points from the second quarter last year. We attribute our improvement during a difficult operating environment to our ability to deliver great fashion while maintaining stringent control of expenses and inventory.”

“As we look ahead, we remain optimistic regarding our ability to continue our positive performance,” Mr. Edison continued. “To this end, early fall trends remain solid, with August comparable store sales up 3.2%, despite eliminating a major catalog in the month. Our priorities are to maintain our financial discipline and capitalize on the favorable trends we are experiencing in our stores. We believe this strategy has us well positioned to continue our momentum and report improved operating results during the balance of the year.”

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout the remainder of 2008. The Company’s Quarterly Report on Form 10-Q, issued today and the Company’s Annual Report on Form 10-K disclose in detail the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.

For the first half of fiscal 2008, the twenty-six weeks ended August 2, 2008:

•	Net sales were $87.1 million, compared to $91.2 million for the twenty-six weeks ended August 2, 2008. Comparable store sales decreased 3.1%, compared to a 13.6% decrease in the first half of 2007;
•	Gross profit was $24.1 million, or 27.7% of net sales, compared to $24.6 million, or 26.9% of net sales in the first half of 2007;
•	Operating loss was $5.4 million, compared to $8.3 million in the first half of 2007; and
•	Net loss was $7.1 million or $1.02 per share, compared to $9.7 million, or $1.50 per share in the first half of 2006.

Conference Call

The Company also announced that it will conduct a conference call to discuss its second quarter fiscal 2008 results today, Wednesday, September 10, 2008 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0789, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=00005622. A replay of this call will be available until September 17, 2008 and can be accessed by dialing (877) 660-6853, referencing account number 3055 and entering confirmation number 296612. The webcast will remain available until October 10, 2008 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended August 2, 2008	Thirteen Weeks Ended August 4, 2007	Twenty-six Weeks Ended August 2, 2008	Twenty-six Weeks Ended August 4, 2007
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$43,568	$41,985	$87,105	$91,240
Cost of merchandise sold, occupancy, and buying expenses	30,689	32,709	62,976	66,676
Gross profit	12,879	9,276	24,129	24,564

Operating expenses
Selling	10,195	11,213	20,907	23,105
General and administrative	4,010	4,386	8,395	8,950
Loss on disposal of property and equipment	32	8	253	45
Impairment of long-lived assets	—	756	—	756
Operating loss	(1,357)	(7,087)	(5,426)	(8,292)

Interest expense	(723)	(402)	(1,530)	(764)
Other income, net	41	25	43	37
Loss before income taxes	(2,039)	(7,464)	(6,913)	(9,019)

Income tax expense	223	1,281	223	691

Net loss	$(2,262)	$(8,745)	$(7,136)	$(9,710)

Basic loss per share	$(0.32)	$(1.35)	$(1.02)	$(1.50)
Diluted loss per share	$(0.32)	$(1.35)	$(1.02)	$(1.50)

Weighted average shares outstanding
Basic	7,053	6,493	7,025	6,493
Diluted	7,053	6,493	7,025	6,493

Cash Flow Data
Cash used in operating activities			$(5,143)	$(3,284)
Cash used in investing activities			(638)	(3,348)
Cash provided by financing activities			5,767	6,417
Net decrease in cash			(15)	(215)

Supplemental Data
Comparable store sales increase (decrease)	6.4%	(18.3%)	(3.1%)	(13.6%)
Gross profit percentage	29.6%	22.1. %	27.7%	26.9%
Number of stores at end of period			243	257

Bakers Footwear Group, Inc. Balance Sheet Data	August 2, 2008	August 4, 2007
(in thousands)	Unaudited	Unaudited

Cash	$145	$193
Accounts receivable	1,361	2,013
Inventories	21,560	22,921
Other current assets	1,078	6,479
Current assets	24,144	31,606

Property and equipment, net	40,166	49,246
Other assets	1,556	1,271
	$65,466	$82,123

Accounts payable	$6,694	$10,823
Revolving credit facility	10,924	16,056
Subordinated secured term loan	5,877	—
Subordinated convertible debentures	4,000	—
Other current liabilities	9,894	9,211
Current liabilities	37,389	36,090

Subordinated convertible debentures	—	4,000
Other noncurrent liabilities	10,071	10,244
Shareholders’ equity	18,006	31,789
	$65,466	$82,123